As filed with the Securities and Exchange Commission on May 11, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Fox Factory Holding Corp.
(Exact name of registrant as specified in its charter)

Delaware	26-1647258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2055 Sugarloaf Circle, Suite 300
Duluth, GA 30097
(Address of Principal Executive Offices) (Zip Code)

Fox Factory Holding Corp. 2022 Omnibus Plan
(Full title of the plan)

Toby D. Merchant, Esq.	Copy to:
Chief Legal Officer and Secretary	Jordan Hirsch, Esq.
Fox Factory Holding Corp.	Hunton Andrews Kurth LLP
2055 Sugarloaf Circle, Suite 300	600 Travis Street, Suite 4200
Duluth, Georgia 30097	Houston, Texas 77002
(831) 274-6500	(713) 220-4200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by Fox Factory Holding Corp. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) to register 3,361,032 shares of the Registrant’s common stock, par value $0.001 per share, issuable under the Fox Factory Holding Corp. 2022 Omnibus Plan (the “2022 Plan”). The 2022 Plan was approved by the Registrant’s stockholders on May 6, 2022. The 2022 Plan is designed to replace the Registrant’s 2013 Omnibus Plan, as amended (the “2013 Plan”), for awards granted on or after stockholder approval of the 2022 Plan. Any awards granted under the 2013 Plan remain in effect pursuant to the terms of the 2013 Plan and the respective award agreements thereunder. Effective as of stockholder approval of the 2022 Plan on May 6, 2022, awards will be issued under the 2022 Plan and no further awards will be granted under the 2013 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified by Part I of Form S-8 will be delivered to the participants in the Registrant’s 2022 Plan covered by this Registration Statement as specified by Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant incorporates by reference the following documents, which the Registrant previously filed with the Commission (File No. 001-36040) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which are made part of this Registration Statement (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):
(i)The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 24, 2022 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 23, 2022, specifically incorporated by reference therein);
(ii)The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2022, filed with the Commission on May 5, 2022;
(iii)The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 5, 2022 and May 6, 2022; and
(iv)The description of the Registrant’s common stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-36040), filed with the Commission on August 2, 2013, as updated by the description of the Registrant’s common stock contained in Exhibit 4.3 to the Form 10-K, filed with the Commission on March 3, 2020, including any amendments or reports filed for the purpose of updating such description.
All documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rule). Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4.    Description of Securities.
Not applicable.

Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant’s Amended and Restated Certificate of Incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the “DGCL”); or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.
Further, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers and selected advisors that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify such directors, officers and advisors against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by such individuals in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and officers and as the Registrant’s advisors.
The limitation of liability and indemnification provisions included in the Registrant’s Amended and Restated Certificate of Incorporation and in indemnification agreements that the Registrant entered into with its directors and certain of its officers may discourage stockholders from bringing a lawsuit against such directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against such directors and officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against such directors and officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of its directors, officers, employees or other agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.
The Registrant has obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and certain of its officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.
The following are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on September 19, 2013).
4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q filed on September 19, 2013).
5.1*	Opinion of Hunton Andrews Kurth LLP.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included in the signature pages to this Registration Statement).
99.1	Fox Factory Holding Corp. 2022 Omnibus Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 6, 2022).
107*	Calculation of Filing Fee Table.
*filed herewith
Item 9.    Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 11, 2022.

FOX FACTORY HOLDING CORP.
By:	/s/ Toby D. Merchant
Name:	Toby D. Merchant
Title:	Chief Legal Officer and Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, hereby constitute and appoint Michael C. Dennison, Scott R. Humphrey and Toby D. Merchant, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates set forth below.

Signature	Title	Date

/s/ Michael C. Dennison	Chief Executive Officer and Director	May 11, 2022
Michael C. Dennison	(Principal Executive Officer)

/s/ Scott R. Humphrey	Chief Financial Officer and Treasurer	May 11, 2022
Scott R. Humphrey	(Principal Financial and Accounting Officer)

/s/ Dudley W. Mendenhall	Chair of the Board	May 11, 2022
Dudley W. Mendenhall

/s/ Thomas E. Duncan	Director	May 11, 2022
Thomas E. Duncan

/s/ Elizabeth A. Fetter	Director	May 11, 2022
Elizabeth A. Fetter

/s/ Jean H. Hlay	Director	May 11, 2022
Jean H. Hlay

/s/ Sidney Johnson	Director	May 11, 2022
Sidney Johnson

/s/ Ted D. Waitman	Director	May 11, 2022
Ted D. Waitman